EXHIBIT 99.1

ONTRAK, INC. ANNOUNCES 1-FOR-6 REVERSE SPLIT

Henderson, NV - Ontrak, Inc. (NASDAQ: OTRK), a leading AI-powered and telehealth-enabled healthcare company, announced today that a 1-for-6 reverse split of its outstanding shares of common stock became effective at 6:00 p.m. Eastern Time on July 27, 2023. The company’s common stock is expected to trade on the Nasdaq Capital Market on a post-split basis at the open of trading on July 28, 2023. The company’s common stock will continue to trade under the symbol “OTRK,” but has been assigned a new CUSIP number (683373 302). Any fractional share of common stock resulting from the reverse split will be automatically rounded up to the nearest whole share.

At a special meeting of stockholders held on February 20, 2023, the company’s stockholders approved a proposal giving the company’s board of directors the authority, at its discretion, to effect a reverse split of the company’s outstanding common stock at a ratio that is not less than 1:4 and not greater than 1:6, with the final ratio to be selected by the company’s board of directors in its discretion.

The reverse split is primarily intended to bring the company into compliance with Nasdaq’s minimum bid price requirement. However, there can be no assurances that the company will be able to regain compliance with the minimum bid price requirement over time, or that it will be successful in maintaining compliance with that requirement or any of the other continued listing requirement of the Nasdaq Capital Market.

Additional information concerning the reverse split can be found in the company’s definitive proxy statement filed with the Securities and Exchange Commission on January 20, 2023.

About Ontrak, Inc.

Ontrak, Inc. is a leading AI and telehealth-enabled healthcare company, whose mission is to help improve the health and save the lives of as many people as possible. Ontrak identifies, engages, activates and provides care pathways to treatment for the most vulnerable members of the behavioral health population who would otherwise fall through the cracks of the healthcare system. We engage individuals with anxiety, depression, substance use disorder and chronic disease through personalized care coaching and customized care pathways that help them receive the treatment and advocacy they need, despite the socio-economic, medical and health system barriers that exacerbate the severity of their comorbid illnesses. The company’s integrated intervention platform uses AI, predictive analytics and digital interfaces combined with dozens of care coach engagements to deliver improved member health, better healthcare system utilization, and durable outcomes and savings to healthcare payors.

Learn more at www.ontrakhealth.com.

Contacts
For Investors:
Ryan Halsted
Gilmartin Group
investors@ontrakhealth.com